SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of June 20, 2008 by and between IndexIQ Advisors LLC (the “Investment Adviser”), a Delaware limited liability company having its principal place of business at 800 Westchester Avenue, Suite N611, Rye Brook, New York 10573, and Mellon Capital Management Corporation (the “Sub-Adviser”), a Delaware corporation having its principal place of business at 50 Fremont Street, Suite 3900, San Francisco, California 94105.

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of May 12, 2008 with IndexIQ Trust (the “Trust”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Trustees of the Trust and Investment Adviser desire to retain Sub-Adviser to render investment advisory and other services to the funds specified in Appendix A hereto, as amended from time to time, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, Investment Adviser has the authority under the Investment Advisory Agreement, with the consent of the Trustees of the Trust (the “Trustees”) to select sub-advisers for each Fund; and

WHEREAS, Sub-Adviser is willing to furnish such services to the Investment Adviser and each Fund;

NOW, THEREFORE, Investment Adviser and Sub-Adviser agree as follows:

1. APPOINTMENT OF THE SUB-ADVISER

Investment Adviser hereby appoints Sub-Adviser to act as a sub-adviser for each Fund, and in accordance with the terms and conditions of this Agreement.

2. ACCEPTANCE OF APPOINTMENT

Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by Investment Adviser in writing). Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of Sub-Adviser. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of the Fund, and Sub-Adviser shall have no authority responsibility or obligation with respect to the custody receipt or delivery of securities or other assets of the Fund. Investment Adviser shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian.

3. SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A. As sub-adviser to each Fund, Sub-Adviser will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, in accordance with the terms of this Agreement, the Fund’s Prospectus and the Fund’s Statement of Additional Information (as they may be updated or amended, from time to time) and subject to the direction, supervision and control of the

Investment Adviser and the Trustees of the Trust. Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide Sub-Adviser with current copies of the Fund’s Prospectus and SAI. Investment Adviser undertakes to provide Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to the Fund’s Prospectus and SAI and Sub-Adviser will not need to comply until a copy has been provided to Sub-Adviser and agreed upon.

B. Sub-Adviser may place orders for the execution of transactions with or through such brokers, dealers or banks as Sub-Adviser may select and, subject to Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged. Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to the Sub-Adviser. In no event shall Sub-Adviser be under any duty to obtain the lowest commission or best net price for the Fund on any particular transaction. Investment Adviser acknowledges and agrees that if the Investment Adviser has only one (1) OTC counterparty, the Sub-Adviser may not be able to obtain best execution on such trades and such trades are at risk of not having the Investment Adviser’s preferred exposure if such counterparty refuses to accept a trade. Accordingly, the Investment Adviser acknowledges that all of its counterparty risk will be with a single entity. Sub-Adviser is not under any duty to execute transactions for the Fund before or after transactions for other like accounts managed by Sub-Adviser. Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in the Fund with similar orders being made simultaneously for other portfolios managed by Sub-Adviser if, in Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the Investment Company Act) of the Sub-Adviser or the Investment Adviser without the prior approval of the Investment Adviser. The Investment Adviser shall provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Investment Adviser.

C. To the extent consistent with the investment strategy for the Fund, Sub-Adviser is hereby authorized to purchase, hold and sell The Bank of New York Mellon Corporation stock, which is the stock of an affiliate of the Sub-Adviser.

D. Investment Adviser understands and agrees that Sub-Adviser performs investment management services for various clients and may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken by Sub-Adviser for the Fund. Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may effect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may effect transactions for the Fund at the same or similar times.

E. Sub-Adviser will provide Investment Adviser with copies of Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Adviser Act. To the extent the Fund(s) are required by the Investment Company Act to adopt any such policy or procedure, Investment Adviser will submit such policy or procedure to the Trust’s Board of Trustees for adoption by each of the Funds, with such modifications or additions thereto as the Board of Trustees or Investment Adviser may recommend with the concurrence of Sub-Adviser. The Sub-Adviser’s Chief Compliance Officer shall provide to the Investment Adviser’s Chief Compliance Officer or his or her delegate the following:

(i). a report of any material changes to the Sub-Adviser’s policies and procedures on a quarterly basis;

(ii). a report of any “material compliance matters,” as defined by Rule 38a-1 under the Investment Company Act, that have occurred in connection with the Sub-Adviser’s policies and procedures on a quarterly basis;

(iii). a copy of the Sub-Adviser’s Chief Compliance Officer’s report with respect to the annual review of the Sub-Adviser’s policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv). an annual certification regarding the Sub-Adviser’s compliance with Rule 206(4)-8 under the Advisers Act and Section 38a-1 of the Investment Company Act, as well as the foregoing sub-paragraphs (i) through (iii).

F. Sub-Adviser will maintain and preserve all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13F and 13G of the Exchange Act, with respect to its duties as are set forth herein.

G. The Sub-Adviser shall reasonably cooperate with the Investment Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or the Investment Adviser brought by any governmental or regulatory authorities.

G. Sub-Adviser will, unless and until otherwise directed by Investment Adviser, exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with Sub-Adviser’s then-current proxy voting policies.

H. The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

4. COMPENSATION OF SUB-ADVISER

Investment Adviser will pay Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix B. Investment Adviser and Su-Adviser agree that all fees shall become due and owing to Sub-Adviser promptly after the termination date of Sub-Adviser with respect to any Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date. In addition, Investment Adviser shall be responsible for extraordinary expenses incurred by Sub-Adviser in connection with the performance of its duties hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting.

5. LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, in the absence of willful misconduct, bad faith or gross negligence, neither Sub-Adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by Investment Adviser, the Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to each Fund.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, Investment Adviser shall indemnify and hold harmless Sub-Adviser, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, arising out of Sub-Adviser’s action or inaction or based on this Agreement; provided however, Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any material breach by Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, fraud, reckless disregard or gross negligence of Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, advertisements or sales literature, if such statement was made in reliance upon information furnished to Investment Adviser by Sub-Adviser in writing and intended for use therein.

C. Notwithstanding anything in this Agreement to the contrary contained herein, Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to Investment Adviser or the Trust resulting from any event beyond the reasonable control of Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

6. REPRESENTATIONS OF THE INVESTMENT ADVISER

Investment Adviser represents, warrants and agrees that:

A. Investment Adviser has been duly authorized by the Trustees of the Trust to delegate to Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B. The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C. Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

D. Investment Adviser acknowledges receipt of Part II of Sub-Adviser’s Form ADV at least 48 hours prior to entering into this Agreement, as required by Rule 204-3 under the Advisers Act.

E. Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to Sub-Adviser regarding such matters as the composition to assets in the portion of each Fund managed by Sub-Adviser, cash requirements and cash available for investment in such portion of each such Fund, and all other information as may be reasonably necessary for Sub-Adviser to perform its duties hereunder.

F. The Form ADV that the Sub-Adviser has previously provided to the Investment Adviser is a true and complete copy of the form as currently filed with the SEC.

7. REPRESENTATIONS OF THE SUB-ADVISER

Sub-Adviser represents, warrants and agrees as follows:

A. Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

B. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide Investment Adviser with a copy of such code of ethics.

C. Upon written request, Sub-Adviser shall provide a certification to the Chief Compliance Officer (“CCO”) to the effect that Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act.

D. Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

E. Sub-Adviser acknowledges that the Investment Adviser and the Trust intend to rely on Rule 17a-10 and Sub-Adviser agrees not to consult with (i) other sub-advisers to a Fund, if any, (ii) other sub-advisers to any other Fund of the Trust, or (iii) other sub-advisers to an investment company under common control with any Fund, concerning transactions for a Fund in securities or other assets.

8. NON-EXCLUSIVITY

The services of Sub-Adviser to the Investment Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9. SUPPLEMENTAL ARRANGEMENTS

Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of Sub-Adviser, and neither Investment Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10. TERMINATION OF AGREEMENT

This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by a vote of the majority of the Trustees, by the vote of a majority of the outstanding voting securities of such Fund, or the Investment Adviser on sixty (60) days’ prior written notice to Sub-Adviser, and the Investment Adviser as appropriate. In addition, this Agreement may be terminated with respect to any Fund by Sub-Adviser upon sixty (60) days written notice to the Investment Adviser. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Investment Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11. AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties with respect to any Fund only if by written agreement. It is understood that certain material amendments may require approval of the Fund’s shareholders. Additional Funds may be added to Appendix A by written agreement of Investment Adviser and Sub-Adviser.

12. ASSIGNMENT

Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the Investment Company Act) of the Agreement shall result in the automatic termination of this Agreement, as provided in Section 1o hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

13. ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

14. HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15. NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

For:	Mellon Capital Management Corporation
50 Fremont Street, Suite 3900 San Francisco, California 94105 Attention: Manager of Client Service

For:	IndexIQ Advisors LLC
800 Westchester Avenue, Suite N611 Rye Brook, New York 10573

For:	IndexIQ Trust
c/o IndexIQ Advisors LLC 800 Westchester Avenue, Suite N611 Rye Brook, New York 10573
With a copy to: IndexIQ Advisors LLC

16. SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 16 and 19 shall survive the termination of this Agreement.

17. GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of California, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of California, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

18. INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

19. CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

20. USE OF NAME

During the term of this Agreement, the Investment Adviser shall have permission to use the Sub-Adviser’s name in the offering and marketing of the Fund, and agree to furnish the Sub-Adviser for review and comment all registration statements, prospectus’ and statements of additional information that refer to the Sub-Adviser in any way. The Investment Adviser agrees to provide the Sub-Adviser with copies of brochures, advertisements, promotional materials, web-based information, proxy statements, shareholder reports and other similar informational materials that are to be made available to shareholders of the Fund or to the public and that refer to the Sub-Adviser in any way.

21. AUTHORITY TO EXECUTE TRANSACTION DOCUMENTS

Subject to any other written instructions of Investment Adviser or the Trust, each Sub-Adviser is hereby appointed agent and attorney-in-fact for the limited purposes of executing on behalf of each Fund specified on Appendix A hereto: account documentation, transaction term sheets and confirmations, certifications regarding the Fund’s status as an accredited investor, qualified institutional buyer or qualified purchaser and certifications regarding other factual matters as may be requested by brokers, dealers or counter parties in connection with its management of the Fund’s assets. However, nothing in this section shall be construed as imposing a duty on a Sub-Adviser to act in its capacity as attorney-in-fact for the Fund. Any person dealing with a Sub-Adviser in its capacity as attorney-in-fact hereunder for the Fund is hereby expressly put on notice that Sub-Adviser is acting solely in the capacity as an agent of the Fund and that any such person must look solely to the Fund for enforcement of any claim against Fund, as Sub-Adviser assumes no personal liability to such person whatsoever for obligations of the Fund entered into by Sub-Adviser in its capacity as attorney-in-fact for the Fund.

22. COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

INDEXIQ ADVISORS LLC		MELLON CAPITAL MANAGEMENT CORPORATION
By:		By:
	Name:		Name:
	Title:		Title: